Exhibit 99.1

For Release:	Immediately

Contact:	Frank H. Boykin, Chief Financial Officer

MOHAWK INDUSTRIES, INC. ANNOUNCES

FOURTH QUARTER EARNINGS

Calhoun, Georgia, February 23, 2009 - Mohawk Industries, Inc. (NYSE:MHK) today announced 2008 fourth quarter sales of $1,485 million, a decrease of 18% from 2007. Excluding charges, our operating income was $61 million for the quarter as we had anticipated. Operating income including charges was a loss of $93 million. As we discussed the possibility in the third quarter call, the continuing decline in Mohawk’s stock price and deterioration of industry conditions during the fourth quarter resulted in a pre-tax non-cash impairment charge of $124 million for goodwill and other intangible assets. During the quarter, we recorded a $30 million pre-tax charge related to business restructuring as previously announced. The company generated cash flow from operations of $199 million and paid down debt of $100 million. A net loss of $128 million or $1.87 per share was reported including these charges.

Net sales for the year were $6,826 million representing a 10% decrease from 2007. Excluding charges, our operating income was $449 million for the year. Operating income including charges was a loss of $1,124 million. The net loss was $1,458 million or $21.32 per share including pre-tax non-cash charges for goodwill and intangibles of $1,543 million, and a deferred tax impairment of $253 million and a business restructuring charge of $30 million pre-tax. We generated $570 million of cash flow from operations and paid debt of $333 million during the year.

In commenting on the fourth quarter results, Jeffrey S. Lorberbaum, Chairman and CEO stated, “We are in an unprecedented time with the U.S. and World economies under great stress. Our category is suffering from the same issues as the entire economy including increasing unemployment, falling consumer confidence, limited credit availability and declining business investment. In addition, the housing contraction has had a significant impact on the purchase of flooring for our residential channels.

In this environment we are focused on cash flow and the balance sheet. Our balance sheet remains strong with over $850 million credit availability. All of our business units have a priority to maximize cash by reducing costs, improving working capital, limiting capital expenditures, and focusing on actions which positively impact sales and margins. All of our segments have taken aggressive steps and our capital structure and future cash flow will allow us to manage through the downturn.

The Mohawk segment sales declined 17% this quarter with both the residential and commercial businesses down. In the fourth quarter customer traffic in flooring retail stores dropped significantly and the commercial business declined as businesses reduced investments. Price increases announced in the third quarter were implemented but material costs escalated higher and remained longer than we had anticipated. Through the first quarter, we will see the affects of high cost material purchases with our FIFO inventory. We permanently closed a number of manufacturing and distribution assets in the fourth quarter to align with present conditions. Many cost initiatives to reduce infrastructure and improve productivity were implemented during the quarter. Our team was successful in reducing manufacturing and logistics costs as well as inventory levels. Our polyester carpet products are improving their position in the market as consumers favor more value oriented options. We completed the redesign and launch of our new wood product line and are broadening our customer base.

Dal-Tile sales were down 12% in the quarter compared to last year reflecting a slower commercial environment along with a continued decline in residential. Margins were impacted by a declining product mix and lower production levels creating unabsorbed overhead in the fourth quarter. We shut down several high cost production lines and moved the products to more efficient operations. We have executed many cost reductions including reduced sales, manufacturing and distribution staffing, lower alternative materials and improved transportation. Inventory levels were balanced with declining sales and should decrease as we go forward. Warehousing at the plants has been increased to ship more directly and reduce overall distribution expenses. We are increasing our penetration of the Mexican market with broader product offerings and increased distribution.

The Unilin sales during the quarter were down 26%, as reported, or 20% on a constant exchange rate basis. All products in both Europe and the U.S. declined from the prior year as the contraction in the global economy became more severe and our customers reduced inventory levels to align with demand. The Spanish and the U.K. markets were impacted most as home sales slowed while Eastern Europe and Russia continued to be less affected. Laminate flooring sales fell in both the U.S. and Europe resulting from a significant pullback in residential spending. Production schedules have been reduced and older equipment in the U.S. has been shut down. Cost reductions have been implemented including staff reductions, temporary shut downs, product and process reengineering, and freight optimization. Our roofing systems sales began to reflect the decline in the economy. Continuing the prior trends, our European board sales remain under both volume and pricing pressure which is forcing high cost industry capacity to be closed.”

The current environment is expected to remain challenging for the near term. We believe sales volume will continue to decline in the first quarter. The affect of lower carpet materials will not be realized until the second quarter. Carpet price increases did not cover the peak material increases which remained high into the fourth quarter. During the fourth quarter as sales declined, we significantly reduced inventory by curtailing production and material purchases leaving a larger proportion of higher cost inventory at year end. In the first quarter, the Mohawk segment is forecasted to have an operating loss resulting from the $60 million flow through of peak FIFO costs. Both our Dal-Tile and Unilin segments will continue to be impacted by the recession and lower consumer spending resulting in lower production volumes and a declining product mix. Based on these factors, our EPS guidance for the first quarter is a loss of $.80 to $.89 per share.

We will remain focused on managing our balance sheet and maximizing our cash generation across our businesses. We will continue to reduce infrastructure, capital expenditures, working capital and controllable costs. In the second quarter, margins will be positively impacted after the peak inventory costs flow through the first quarter and we have seasonal improvement in volume. Our industry has excellent long-term potential with demographics which will ultimately lead to continued growth when the economic recovery begins. As the largest floorcovering manufacturing company in the world, we have an industry leading position in each of our major floorcovering product categories. We remain positive about the long-term prospects for our company.

Certain of the statements in the immediately preceding paragraphs, particularly anticipating future performance, business prospects, growth and operating strategies and similar matters and those that include the words “could,” “should,” “believes,” “anticipates,” “expects,” and “estimates,” or similar expressions constitute “forward-looking statements.” For those statements, Mohawk claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions, which involve risks and uncertainties. The following important factors could cause future results to differ: changes in economic or industry conditions; competition; raw material and energy costs and supply; timing and level of capital expenditures; integration of acquisitions; impairment charges; rationalization of operations; litigation and other risks identified in Mohawk’s SEC reports and public announcements.

Mohawk is a leading supplier of flooring for both residential and commercial applications. Mohawk offers a complete selection of carpet, ceramic tile, laminate, wood, stone, vinyl, and rugs. These products are marketed under the premier brands in the industry, which include Mohawk, Karastan, Ralph Lauren, Lees, Bigelow, Dal-Tile, American Olean, Unilin and Quick Step. Mohawk’s unique merchandising and marketing assist our customers in creating the consumers’ dream. Mohawk provides a premium level of service with its own trucking fleet and over 250 local distribution locations.

There will be a conference call Tuesday, February 24, 2009 at 11:00 AM Eastern Time. The telephone number to call is

1-800-603-9255 for US/Canada and 1-706-634-2294 for International/Local. Conference ID # 83324277. A conference call replay will also be available until Tuesday, March 3, 2009 by dialing 1-800-642-1687 for US/local calls and 1-706-645-9291 for

International/Local calls and entering Conference ID # 83324277.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statement of Operations Data

(Amounts in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Net sales	$1,485,172	1,807,268	6,826,348	7,586,018
Cost of sales	1,129,210	1,318,005	5,088,584	5,471,234

Gross profit	355,962	489,263	1,737,764	2,114,784
Selling, general and administrative expenses	324,892	308,796	1,318,501	1,364,678
Impairment of goodwill and other intangibles	124,485	—	1,543,397	—

Operating (loss) income	(93,415)	180,467	(1,124,134)	750,106
Interest expense	30,001	36,234	127,050	154,469
Other (income) expense, net	18,352	(3)	26,982	674
U.S. Customs refund	—	—	—	(9,154)

Earnings (loss) before income taxes	(141,768)	144,236	(1,278,166)	604,117
Income taxes	(14,153)	(234,878)	180,062	(102,697)

Net (loss) earnings	$(127,615)	379,114	(1,458,228)	706,814

Basic (loss) earnings per share	$(1.87)	5.55	(21.32)	10.37

Weighted-average shares outstanding	68,416	68,333	68,401	68,172

Diluted (loss) earnings per share	$(1.87)	5.53	(21.32)	10.32

Weighted-average common and dilutive potential common shares outstanding	68,416	68,584	68,401	68,492

Other Financial Information (Amounts in thousands)

Net cash provided by operating activities	$198,505	273,240	570,034	875,077

Depreciation & amortization	$69,034	81,573	295,054	306,437

Capital expenditures	$62,502	65,244	217,824	163,076

Consolidated Balance Sheet Data (Amounts in thousands)

			December 31, 2008	December 31, 2007
ASSETS
Current assets:
Cash & cash equivalents			$93,519	89,604
Receivables			696,284	821,113
Inventories			1,168,272	1,276,568
Prepaid expenses			125,603	123,395
Deferred income taxes and other assets			162,571	139,040

Total current assets			2,246,249	2,449,720
Property, plant and equipment, net			1,925,742	1,975,721
Goodwill			1,399,434	2,797,339
Intangible assets			847,850	1,171,869
Deferred income taxes and other assets			26,900	285,401

			$6,446,175	8,680,050

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt			$94,785	260,439
Accounts payable and accrued expenses			782,131	951,061

Total current liabilities			876,916	1,211,500
Long-term debt, less current portion			1,860,001	2,021,395
Deferred income taxes and other long-term liabilities			555,455	739,798

Total liabilities			3,292,372	3,972,693

Total stockholders’ equity			3,153,803	4,707,357

			$6,446,175	8,680,050

Segment Information (Amounts in thousands)

	As of or for the Three Months Ended		As of or for the Twelve Months Ended
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Net sales:
Mohawk	$800,886	967,922	3,628,183	4,205,740
Dal-Tile	412,780	468,165	1,815,373	1,937,733
Unilin	292,143	393,572	1,465,208	1,487,645
Corporate and eliminations	(20,637)	(22,391)	(82,416)	(45,100)

Consolidated net sales	$1,485,172	1,807,268	6,826,348	7,586,018

Operating (loss) income:
Mohawk	$(48,610)	69,747	(216,152)	254,924
Dal-Tile	41,438	61,849	(323,370)	258,706
Unilin	(82,439)	58,990	(564,911)	272,260
Corporate and eliminations	(3,804)	(10,119)	(19,701)	(35,784)

Consolidated operating (loss) income	$(93,415)	180,467	(1,124,134)	750,106

Assets:
Mohawk			$1,876,696	2,302,527
Dal-Tile			1,693,765	2,259,811
Unilin			2,663,599	3,916,739
Corporate and eliminations			212,115	200,973

Consolidated assets			$6,446,175	8,680,050

Reconciliation of Net Loss to Adjusted Net Earnings

(Amounts in thousands)

	Three Months Ended	Twelve Months Ended
(Amounts in thousands, except per share data)	December 31, 2008	December 31, 2008
Operating loss	$(93,415)	(1,124,134)
Add: Impairment of goodwill and other intangibles	124,485	1,543,397
Add: Business restructurings	29,670	29,670

Adjusted operating income	$60,740	448,933

Reconciliation of Unilin Segment Net Sales to Adjusted Unilin Segment Net Sales
(Amounts in thousands)

	Three Months Ended
	December 31, 2008
Unilin segment net sales	$292,143
Add: Exchange rate loss	22,888

Adjusted Unilin segment net sales	$315,031

Reconciliation of Segment Operating Loss to Adjusted Segment Operating Income
(Amounts in thousands)

		Twelve Months Ended
		December 31, 2008
Mohawk		$(216,152)
Add: Impairment of goodwill and other intangibles		276,807
Add: Business restructurings		22,239

Adjusted operating income		82,894

Dal-Tile		(323,370)
Add: Impairment of goodwill and other intangibles		531,930
Add: Business restructurings		5,343

Adjusted operating income		213,903

Unilin		(564,911)
Add: Impairment of goodwill and other intangibles		734,660
Add: Business restructurings		2,088

Adjusted operating income		$171,837

Reconciliation of Free Cash Flow
(Amounts in thousands)
		As of
		December 31, 2008

Net cash provided by operations		$570,034
Net cash used in investing		(226,100)
less: Acquisitions, net of cash		8,276

Free cash flow		$352,210

The Company believes it is useful for itself and investors to review, as applicable, both GAAP and the above non-GAAP measures in order to assess the performance of the Company’s business for planning and forecasting in subsequent periods.